Exhibit 99

Farmers & Merchants Bancorp (FMCB)
Reports Record Second Quarter 2025 Earnings

Second Quarter 2025 Highlights

◾	Net income of $23.1 million, an increase of $1.3 million or 5.9% compared to the second quarter of 2024;

◾	Basic earnings per share of $33.06 and diluted earnings per share of $32.94; diluted earnings per share up 12.1% compared to the second quarter of 2024;

◾
Diluted earnings per share of $126.87 over the trailing twelve months, up 7.8% compared to $117.73 over the same trailing period a year ago and 15.2% compared to $110.10 for the same period two years ago;

◾	Tangible book value per share increased 9.7% to $835.33 compared to $761.62 as of June 30, 2024;

◾	Achieved a return on average assets of 1.65% and a return on average equity of 15.09%;

◾
Net interest income of $53.9 million, up $3.1 million or 6.1% compared to $50.8 million in the second quarter of 2024; net interest margin (tax equivalent basis) of 4.07%, up from 3.91% in the second quarter of 2024;

◾	Continued cost discipline resulted in an efficiency ratio of 44.88%;

◾
Liquidity position remains strong with $291.8 million in cash, $1.3 billion in investment securities, of which $573.0 million are available-for-sale, no borrowings and a borrowing capacity of $2.1 billion as of June 30, 2025;

◾
Continued to grow our solid capital position with a preliminary total risk-based capital ratio of 15.35%, common equity tier 1 ratio of 13.87%, tier 1 leverage ratio of 11.18% and a tangible common equity ratio of 11.08%;

◾	Credit quality remains resilient with an allowance for credit losses on loans and leases of 2.09%; net charge-off ratio of 0.02% for the quarter and no non-accrual loans or leases at quarter-end.

Farmers & Merchants Bancorp (OTCQX: FMCB) (the “Company” or “FMCB”), the parent company of Farmers & Merchants Bank of Central California (the “Bank” or “F&M Bank”), reported record second quarter net income of $23.1 million, or $32.94 per diluted common share for the second quarter of 2025 compared with $21.8 million, or $29.39 per diluted common share, for the second quarter of 2024 and $23.0 million, or $32.86 per diluted common share for the first quarter of 2025. Annualized return on average assets was 1.65% and return on average equity was 15.09% for the second quarter of 2025 compared with 1.58% and 15.33% for the second quarter of 2024, and 1.70% and 15.65% for the first quarter of 2025. The expense efficiency ratio for second quarter was 44.88% down from 45.77% for the second quarter of 2024 and up from 43.86% for the first quarter of 2025.

Net income over the trailing twelve months was $90.0 million compared with $87.9 million for the same trailing period a year earlier. Diluted earnings per share over the trailing twelve months totaled $126.87, up 7.8% compared with $117.73 for the same trailing period a year ago and $110.10 for the same period two years ago. Basic earnings per share over the trailing twelve months totaled $127.01, up 7.9% compared with $117.73 for the same trailing period a year ago and $110.10 for the same period two years ago.

During the quarter, the Company declared a mid-year cash dividend of $9.30 per share totaling $6.5 million, a 5.7% increase over the $8.80 per share mid-year dividend paid in 2024. The Company has now paid a cash dividend for 90 consecutive years and has increased the cash dividend for 60 consecutive years. Farmers and Merchants Bancorp is a member of a select group of only 55 publicly traded companies referred to as “Dividend Kings,” and is ranked 17th in that group. On July 1, 2025, Sure Dividend released their top-ranked Dividend Kings, based on expected returns over the next five years and ranked Farmers & Merchants Bancorp #5 on this prestigious list.

CEO Commentary

Kent Steinwert, Farmers & Merchants Bancorp’s Chairman, President and Chief Executive Officer, stated, “We are very pleased with the Company’s financial performance in the second quarter of 2025, highlighted by record second quarter net income of $23.1 million, a return on average assets of 1.65%, and a return on average equity of 15.09%. Net income for the first six-months of 2025 of $46.1 million is the best performing six-month period in the history of the Company. We achieved these impressive results while continuing to maintain a strong liquidity position and balance sheet at quarter end with $291.8 million in cash, $1.3 billion in investment securities, of which $573.0 million are available-for-sale, no borrowings and access to $2.1 billion in borrowing capacity, while maintaining a conservative loan-to-deposit ratio of 76.38%. Capital levels continue to strengthen and are significantly above the regulatory thresholds for “well-capitalized” banks. Total deposits increased $61.2 million, or 1.3% to $4.8 billion at June 30, 2025 compared to December 31, 2024, as we continued our focus on growing deposits with our longstanding client relationships and developing new client relationships. Gross loans and leases were $3.6 billion at the end of the second quarter, up $40.3 million or 1.1% from March 31, 2025 and down $54.4 million or 1.5% from December 31, 2024. The increase in the second quarter was due to increased loan demand while the decrease in the first quarter was partially due to some seasonality in agricultural lending as well as our continued conservative approach in underwriting given the yield curve, which continues to not price in duration risk for loans and leases beyond three years. Credit quality remains solid as we continue to work closely with our borrowers while they work through the current economic cycle, particularly in a few agricultural products adversely impacted by negative conditions in the export market. Our Company remains in excellent financial condition, continues to perform at a high-level and is well positioned to navigate the challenges ahead as we have for the past 109 years.”

Mr. Steinwert continued, “I am pleased to announce that Bank Director Magazine just released their annual ranking of the top performing banks for 2024 and Farmers & Merchants Bancorp was ranked the #3 bank in the nation across all asset categories. This follows our #2 ranking for 2023 and #1 ranking for 2022. Bank Director’s recognition of our performance over the last three years validates the success of our strategy and commitment to our clients, employees, shareholders and communities.”

Earnings

Net interest income for the quarter ended June 30, 2025 was $53.9 million compared with $50.8 million in the same quarter in 2024 and $53.1 million in the first quarter of 2025. Net interest income for the six-months ended June 30, 2025 was $107.0 million, an increase of $4.5 million, or 4.4%, when compared with the $102.5 million for the same period in 2024. The Company’s net interest margin increased to 4.13% for the six-months ended June 30, 2025 compared with 4.02% for the same period in 2024. The increase in the net interest margin was driven by a decrease in deposit costs. Tangible book value per share increased to $835.33 at June 30, 2025, up 9.7% compared with $761.62 a year ago.

Balance Sheet

Total assets at quarter-end were $5.5 billion, up from $5.4 billion as of December 31, 2024. Total cash and cash equivalents were $291.8 million, an increase of $79.2 million from December 31, 2024 and a decrease of $315.5 million compared to March 31, 2025, primarily due to the repayment of brokered deposits. Total loans and leases outstanding were $3.6 billion, a decrease of $54.4 million or 1.5% from December 31, 2024, but an increase of $40.3 million or 1.1% from March 31, 2025. As of June 30, 2025, our total investment securities portfolio was $1.3 billion, an increase of $88.0 million from December 31, 2024 and an increase of $66.6 million from March 31, 2025. The portfolio is comprised of $573.0 million in available-for-sale securities and $748.9 million in held-to-maturity securities. Total deposits decreased $217.6 million to $4.76 billion compared to March 31, 2025, due to the repayment of all brokered deposits of $250.0 million during the quarter. Excluding the brokered deposits, total deposits increased $32.4 million, or 0.7% in the second quarter from March 31, 2025, and increased $61.2 million or 1.3% from December 31, 2024. Our loan to deposit ratio was 76.38% as of June 30, 2025, down from 78.53% as of December 31, 2024, due to an increase in total deposits and a modest decrease in total loans and leases.

Credit Quality

The Company’s credit quality remained solid with no non-accrual loans and leases as of June 30, 2025 and a negligible delinquency ratio of 0.03% of total loans and leases. Net charge-offs were 0.02% of average loans and leases for both the second quarter of 2025 and for the first half of 2025 compared to minor net recoveries for the comparative periods in 2024. Net charge-offs over the trailing twelve months were 0.04% of average total loans and leases. The total allowance for credit losses on loans and leases as well as unfunded commitments was $79.0 million as of June 30, 2025 compared to $78.1 million as of March 31, 2025. The allowance for credit losses on loans and leases increased by $0.8 million to $76.2 million, or 2.09% as of June 30, 2025 compared with $75.4, million or 2.10% as of March 31, 2025. A provision of $1.4 million was recorded during the second quarter of 2025 compared to no provision during the second quarter of 2024. The provision totaled $1.7 million for the first six-months of 2025 compared to no provision in the first six-months of 2024.

Capital

The Company’s and Bank’s regulatory capital ratios continued to strengthen during the second quarter of 2025. The growth in capital was driven by net income of $23.1 million offset by stock repurchases of $5.3 million and dividends paid of $6.8 million. The Company repurchased 4,546 shares during the quarter, reducing total outstanding shares to 725,367. As of June 30, 2025, there remains $14.7 million authorized for repurchases under the board-approved repurchase plan. At June 30, 2025, the Company’s preliminary total risk-based capital ratio was 15.35% and the common equity tier 1 capital ratio was 13.87%, an increase from 15.23% and 13.75% as of March 31, 2025, respectively. At June 30, 2025, the Company’s tier 1 leverage capital ratio was 11.18%, a decrease from 11.32% as of March 31, 2025, as a result of higher average assets. At June 30, 2025, all F&M Bank capital ratios exceeded the regulatory requirements to be classified as “well-capitalized.” At June 30, 2025, the tangible common equity ratio was 11.08%, up from 10.72% as of June 30, 2024.

About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, trades on the OTCQX under the symbol FMCB, and is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank.  Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 33 convenient locations. F&M Bank is financially strong, with $5.5 billion in assets, and is consistently recognized as one of the nation's safest banks by national bank rating firms. The Bank has maintained a 5-Star rating from BauerFinancial for 35 consecutive years, longer than any other commercial bank in the State of California.

Farmers & Merchants Bancorp has paid dividends for 90 consecutive years and has increased dividends for 60 consecutive years. As a result, Farmers & Merchants Bancorp is a member of a select group of only 55 publicly traded companies referred to as “Dividend Kings,” and is ranked 17th in that group based on consecutive years of dividend increases. A “Dividend King” is a stock with 50 or more consecutive years of dividend increase.

In July 2025, Farmers & Merchants Bancorp was named by Bank Director’s Magazine as the #3 best performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2024. In July 2024, Farmers & Merchants Bancorp was named by Bank Director’s Magazine as the #2 best performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2023. In July 2023, the Bank was named by Bank Director’s Magazine as the #1 best performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2022.

In April 2024, F&M Bank was ranked 6th on Forbes Magazine’s list of "America’s Best Banks" in 2023. Forbes’ annual “America’s Best Banks” list looks at ten metrics measuring growth, credit quality, profitability, and capital for the 2023 calendar year, as well as stock performance in the 12 months through March 18, 2024.

In December 2023, F&M Bank was ranked 4th on S&P Global Market Intelligence's “Top 50 List of Best-Performing Community Banks” in the US with assets between $3.0 billion and $10.0 billion for 2023. S&P Global Market Intelligence ranks financial institutions based on several key factors including financial returns, growth, and balance sheet risk profile.

In October 2021, F&M Bank was named the “Best Community Bank in California” by Newsweek magazine. Newsweek’s ranking recognizes those financial institutions that best serve their customers’ needs in each state. This recognition speaks to the superior customer service the F&M Bank team members provide to its clients.

F&M Bank is the 18th largest bank lender to agriculture in the United States. F&M Bank operates in the mid-Central Valley of California, including Sacramento, San Joaquin, Solano, Stanislaus, and Merced counties and the east region of the San Francisco Bay Area, including Napa, Alameda and Contra Costa counties.

F&M Bank was inducted into the National Agriculture Science Center’s “Ag Hall of Fame” at the end of 2021 for providing resources, financial advice, guidance, and support to the agribusiness communities as well as to students in the next generation of agribusiness workforce. F&M Bank is dedicated to helping California remain the premier agricultural region in the world and will continue to work with the next generation of farmers, ranchers, and processors. F&M Bank remains committed to servicing the needs of agribusiness in California as has been the case since its founding over 109 years ago.

F&M Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their last Community Reinvestment Act (“CRA”) evaluation.

Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management's current expectations regarding the Company’s financial performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements in this press release include, without limitation, statements regarding loan and deposit production levels of net interest margin, the ability to control costs and expenses, the competitive environment, financial and regulatory policies of the United States government, general economic conditions, inflation, recessions, tariffs, economic uncertainty in the United States, and  changes in interest rates. Forward-looking statements in this earnings release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from results expressed or implied by such forward-looking statements. Such risk factors include, among others: the effects of and changes in monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board and their effects on inflation risk; political and economic uncertainty, including any decline in global, domestic or local economic conditions or the stability of credit and financial markets; and other relevant risks  detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website. All such factors are difficult to predict and are beyond the Company's ability to control or predict. There also may be additional risks that the Company does not presently know, or that the Company currently believes to be immaterial, that could also cause actual results to differ materially and adversely from those contained in these forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances after the date of this press release or otherwise, except as may be required by applicable law.

For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.

FINANCIAL HIGHLIGHTS
	Three-Months Ended			Six-Months Ended

(dollars in thousands, except per share amounts)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Earnings and Profitability:
Interest income	$70,061	$67,138	$69,831	$137,199	$136,472
Interest expense	16,193	13,997	19,050	30,190	33,978
Net interest income	53,868	53,141	50,781	107,009	102,494
Provision for credit losses	1,400	300	-	1,700	-
Noninterest income	5,519	5,021	4,767	10,540	9,842
Noninterest expense	26,651	25,509	25,422	52,160	50,943
Income before taxes	31,336	32,353	30,126	63,689	61,393
Income tax expense	8,281	9,344	8,359	17,625	16,903
Net income	$23,055	$23,009	$21,767	$46,064	$44,490

Basic earnings per share	$33.06	$32.88	$29.39	$65.94	$59.95
Diluted earnings per share	$32.94	$32.86	$29.39	$65.80	$59.95
Weighted Average Shares Outstanding - Basic	697,332	699,736	740,752	698,527	742,150
Weighted Average Shares Outstanding - Diluted	699,852	700,215	740,752	700,102	742,150
Return on average assets	1.65%	1.70%	1.58%	1.67%	1.65%
Return on average equity	15.09%	15.65%	15.33%	15.37%	15.82%
Loan yield	6.08%	6.07%	6.13%	6.07%	6.11%
Cost of average total deposits	1.31%	1.17%	1.51%	1.25%	1.39%
Net interest margin - tax equivalent	4.07%	4.20%	3.91%	4.13%	4.02%
Effective tax rate	26.43%	28.88%	27.75%	27.67%	27.53%
Efficiency ratio	44.88%	43.86%	45.77%	44.37%	45.35%
Book value per share	$852.72	$825.18	$779.40	$852.72	$779.40
Tangible book value per share	$835.33	$843.33	$761.62	$835.33	$761.62

Balance Sheet:
Total assets	$5,478,773	$5,680,024	$5,267,485	$5,478,773	$5,267,485
Cash and cash equivalents	291,752	607,254	295,936	291,752	295,936
of which held at Fed	178,999	515,758	225,676	178,999	225,676
Total investment securities	1,321,812	1,255,204	1,046,210	1,321,812	1,046,210
of which available-for-sale	572,951	495,433	251,413	572,951	251,413
of which held-to-maturity	748,861	759,771	794,797	748,861	794,797
Gross loans and leases	3,635,831	3,595,511	3,692,237	3,635,831	3,692,237
Allowance for credit losses - loans and leases	76,169	75,423	74,432	76,169	74,432
Total deposits	4,760,364	4,977,968	4,597,055	4,760,364	4,597,055
Subordinated debentures	10,310	10,310	10,310	10,310	10,310
Total shareholders' equity	$618,532	$602,306	$576,220	$618,532	$576,220

Loan-to-deposit ratio	76.38%	72.23%	80.32%	76.38%	80.32%
Percentage of checking deposits to total deposits	49.23%	50.79%	48.60%	49.23%	48.60%

Capital ratios (Bancorp) (1)
Common equity tier 1 capital to risk-weighted assets	13.87%	13.75%	13.09%	13.87%	13.09%
Tier 1 capital to risk-weighted assets	14.09%	13.97%	13.32%	14.09%	13.32%
Risk-based capital to risk-weighted assets	15.35%	15.23%	14.58%	15.35%	14.58%
Tier 1 leverage capital ratio	11.18%	11.32%	10.66%	11.18%	10.66%
Tangible common equity ratio (2)	11.08%	10.40%	10.72%	11.08%	10.72%

(1) Capital information is preliminary for June 30, 2025
(2) Non-GAAP measurement

Non-GAAP measurement reconciliation:

(Dollars in thousands)	June 30, 2025	March 31, 2025	June 30, 2024

Shareholders' equity	$618,532	$602,306	$576,220
Less: Intangible assets	12,609	12,740	13,145
Tangible common equity	$605,923	$589,566	$563,075

Total assets	$5,478,773	$5,680,024	$5,267,485
Less: Intangible assets	12,609	12,740	13,145
Tangible assets	$5,466,164	$5,667,284	$5,254,340

Tangible common equity ratio (1)	11.08%	10.40%	10.72%

(1)   Tangible common equity divided by tangible assets